UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Coeur D’Alene Mines Corporation

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PROXY STATEMENT
VOTING SECURITIES
PROPOSAL NO. 1
MANAGEMENT RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE ABOVE NOMINEES AS DIRECTORS.
SHARE OWNERSHIP
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OPTION EXERCISES AND STOCK VESTED
PENSION BENEFITS AND NON-QUALIFIED DEFERRED COMPENSATION
DIRECTOR COMPENSATION
COMPENSATION COMMITTEE REPORT
CERTAIN RELATED PERSON TRANSACTIONS
PROPOSAL NO. 2
MANAGEMENT RECOMMENDS THAT YOU VOTE IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS.
AUDIT COMMITTEE REPORT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
YEAR 2009 SHAREHOLDER PROPOSALS
OTHER MATTERS

COEUR D’ALENE MINES CORPORATION
505 Front Avenue
Post Office Box I
Coeur d’Alene, Idaho 83816

April 1, 2008

Dear Shareholder:

We are pleased to invite you to attend our Annual Meeting of Shareholders. This year it will be held on Tuesday, May 13, 2008 at 9:30 A.M., local time, at The Coeur d’Alene Resort and Conference Center, Second Street and Front Avenue, Coeur d’Alene, Idaho. The primary business of the meeting will be to

(1) elect our board of directors;

(2) ratify the appointment of KPMG as the Company’s independent accountants; and

(3) transact such other business as properly may come before the meeting.

A Notice of the Annual Meeting and the Proxy Statement follow. It is important that your shares be represented and voted at the meeting whether or not you plan to attend. Therefore, we urge you to vote your proxy electronically by the Internet or telephone, or sign and date the enclosed proxy and return it in the return addressed, postage prepaid envelope provided for your convenience.

Sincerely,

DENNIS E. WHEELER
Chairman of the Board, President
and Chief Executive Officer

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY TELEPHONE, INTERNET OR MAIL. IT IS THE BOARD’S RECOMMENDATION THAT SHAREHOLDERS VOTE FOR THE PERSONS IT HAS NOMINATED TO SERVE AS DIRECTORS AND FOR RATIFICATION OF THE COMPANY’S INDEPENDENT ACCOUNTANTS.

COEUR D’ALENE MINES CORPORATION
505 Front Avenue
Post Office Box I
Coeur d’Alene Idaho 83816

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

Notice is hereby given that our Annual Meeting of Shareholders will be held at The Coeur d’Alene Resort and Conference Center, Second Street and Front Avenue, Coeur d’Alene, Idaho, on Tuesday, May 13, 2008, at 9:30 A.M., local time, for the following purposes:

1. Elect a Board of Directors consisting of nine persons to serve for the ensuing year or until their respective successors are duly elected and qualified;

2. Ratify the appointment of KPMG as the Company’s independent accountants; and

3. Transact such other business as properly may come before the meeting.

Nominees for directors to be elected at the Annual Meeting are set forth in the enclosed Proxy Statement.

Only shareholders of record at the close of business on March 18, 2008, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the Annual Meeting.

By order of the Board of Directors,

DENNIS E. WHEELER
Chairman of the Board, President and
Chief Executive Officer

Coeur d’Alene, Idaho
April 1, 2008

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, WE URGE YOU TO VOTE AND SUBMIT YOUR PROXY BY TELEPHONE, THE INTERNET OR BY MAIL AS PROMPTLY AS POSSIBLE TO ENSURE THE PRESENCE OF A QUORUM FOR THE MEETING. FOR ADDITIONAL INSTRUCTIONS ON VOTING BY TELEPHONE OR THE INTERNET, PLEASE REFER TO YOUR PROXY CARD. TO VOTE AND SUBMIT YOUR PROXY BY MAIL, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY, OF COURSE, REVOKE THE PROXY AND VOTE IN PERSON. IF YOU HOLD YOUR SHARES THROUGH AN ACCOUNT WITH A BROKERAGE FIRM, BANK OR OTHER NOMINEE, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM THEM TO VOTE YOUR SHARES.

PROXY STATEMENT

General

This proxy statement is furnished in connection with the solicitation by our Board of Directors of proxies of shareholders for shares to be voted at the Annual Meeting of Shareholders to be held on Tuesday, May 13, 2008, and any and all adjournments thereof.

Any shareholder executing a proxy has the right to revoke it at any time prior to its exercise by giving notice to our Secretary.

This proxy statement and the accompanying proxy are being mailed or given to our shareholders on or about April 1, 2008.

Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Shareholders to be Held on May 13, 2008: The Company’s Proxy Statement and Annual Report to Shareholders are available at http://bnymellon.mobular.net/bnymellon/cde.

VOTING SECURITIES

All shareholders of record as of the close of business on March 18, 2008, are entitled to vote at the Annual Meeting or any adjournment thereof upon the matters listed in the Notice of Annual Meeting. Each shareholder is entitled to one vote for each share held of record on that date. As of the close of business on March 18, 2008, a total of 550,825,760 shares of our common stock were outstanding.

Shares represented by a proxy will be voted according to the instructions, if any, given in the proxy. Unless otherwise instructed, the person or persons named in the proxy will vote:

•	FOR the election of the nine nominees for directors listed herein (or their substitutes in the event any of the nominees is unavailable for election);

•	FOR the ratification of KPMG as the Company’s independent accountants; and

•	FOR their discretion with respect to such other business as properly may come before the Annual Meeting.

To vote your proxy by mail, mark your vote on the enclosed proxy card; then follow the directions on the card. To vote your proxy using the Internet or by telephone, see the instructions on the enclosed proxy card. Your shares will be voted according to your directions. If you do not mark any selections, your shares will be voted as recommended by the Board of Directors.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed by us for the meeting. The number of shares represented at the meeting in person or by proxy will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote by the inspectors of election with respect to that matter.

We will bear the cost of soliciting proxies. Proxies may be solicited by directors, officers or regular employees in person or by telephone or telegram. We have retained Morrow & Company, Inc., New York, New York, to assist in the solicitation of proxies. Morrow & Company’s charge will be $5,000 plus out-of-pocket expenses.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nine directors are to be elected at the Annual Meeting, each to serve for one year or until his successor is elected and qualified. Proxies will be voted at the Annual Meeting, unless authority is withheld, FOR the election of the nine persons named below. We do not contemplate that any of the persons named below will be unable, or will decline, to serve; however, if any such nominee is unable or declines to serve, the persons named in the accompanying proxy will vote for a substitute, or substitutes, in their discretion.

		Director
Nominee	Age	Since

Dennis E. Wheeler	65	1978
Currently, Chairman of the Board, President and Chief Executive Officer of Coeur d’Alene Mines Corporation. Chairman of the Board and President from May 1992 to September 2002; President from December 1980 to September 2002 and January 2005 to present; Chief Executive Officer since December 1986.
James J. Curran	68	1989
Chairman of the Board and Chief Executive Officer of First Interstate Bank, Northwest Region (Alaska, Idaho, Montana, Oregon and Washington) from October 1991 to April 1996; Chairman of the Board and Chief Executive Officer of First Interstate Bank of Oregon, N.A. from February 1991 to October 1991; Chairman and Chief Executive Officer of First Interstate Bank of Denver, N.A. from March 1990 to January 1991; Chairman, President and Chief Executive Officer of First Interstate Bank of Idaho, N.A. from July 1984 to March 1990.
John H. Robinson	57	1998
Chairman of Hamilton Ventures LLC (consulting and investment) since founding the firm in 2006. Vice Chairman of Olsson Associates (engineering consultants) from 2004 to 2005. Chairman of EPCglobal Ltd. (professional engineering staffing) and Executive Director of MetiLinx Ltd. (software) from 2003 to 2004. Executive Director of Amey plc (business process outsourcing and construction) from 2000 to 2002. Vice Chairman and Managing Partner of Black & Veatch Inc. (engineering and construction) from 1989 to 2000. Member of the Board of Directors of Alliance Resource Management GP, LLC (coal mining); Olsson Associates; Federal Home Loan Bank of Des Moines; and COMARK Building Systems Inc (modular building systems).
Robert E. Mellor	64	1998
Chairman, Chief Executive Officer and President of Building Materials Holding Corporation (distribution, manufacturing and sales of building materials and component products) since 1997, director since 1991; Member of the Board of Directors of The Ryland Group (national residential home builder).
Timothy R. Winterer	71	1998
President, Chief Operating Officer and Director of Western Oil Sands from January 2000 to December 2001. President and Chief Executive Officer of BHP World Minerals Corporation (international resources company) from 1997 to 1998; Senior Vice President and Group General Manager, BHP World Minerals (1992-1996); Senior Vice President, Operations International Minerals, BHP Minerals (1985-1992); Executive Vice President, Utah Development Company (1981-1985).
J. Kenneth Thompson	56	2002
President and CEO of Pacific Star Energy LLC (private energy investment firm in Alaska) from September 2000 to present. The Managing Director of Alaska Venture Capital Group LLC, a private oil and gas exploration company from December 2004 to present. Executive Vice President of ARCO’s Asia Pacific oil and gas operating companies in Alaska, California, Indonesia, China and Singapore from 1998 to 2000. President and CEO of ARCO Alaska, Inc., the parent company’s oil and gas producing division based in Anchorage from June 1994 to January 1998. Member of the Board of Directors of Horizon Air and Alaska Air Group, Inc., the parent corporation of Alaska Airlines and Horizon Air and is also a member of the Board of Directors of Tetra Tech, Inc., an engineering consulting firm.

		Director
Nominee	Age	Since

Andrew Lundquist	47	2005
Managing Partner of BlueWater Strategies LLC, a business and government relations consulting and project management firm since he founded the firm in 2002. Director of Pioneer Natural Resources Company, an oil and gas company. Previously served as a Director of Evergreen Resources, a natural gas exploration and production company based in Denver (2002-2004), Director of the National Energy Policy Development Group and senior energy advisor to the President and Vice-President (2001-2002), Majority Staff Director of the Senate Committee on Energy and Natural Resources (1998-2001), Chief of Staff for Senator Frank Murkowski (1996-1998) and counsel for the Senate Energy Committee (1995-1996).
Alex Vitale	43	2005
Managing Director of Deutsche Bank Securities Inc. from April 2001 to present. Previously, Director of Deutsche Bank Securities Inc. (1997-2001), Managing Director of Vitale Borghesi & Co. Inc. (1995-1997), and Vice President of Kidder, Peabody & Co. (1993-1994).
Sebastian Edwards	54	2007
Henry Ford II Professor of International Business Economics at the Anderson Graduate School of Management at the University of California, Los Angeles (UCLA) from 1996 to present; Chairman of the Inter American Seminar on Economics from 1987 to present; member of the Scientific Advisory Council of the Kiel Institute of World Economics in Germany from 2002 to present; and research associate at the National Bureau of Economic Research from 1981 to present. Previously served as President of the Latin American and Caribbean Economic Association (2001-2003) and as Chief Economist for the World Bank Group for the Latin America and Caribbean Region (1993-1996). Taught at IAE Universidad Austral in Argentina and at the Kiel Institute (2000-2004).

MANAGEMENT RECOMMENDS THAT YOU VOTE FOR THE ELECTION
OF THE ABOVE NOMINEES AS DIRECTORS.

Committees of the Board of Directors

Our Board of Directors met seven times during 2007. We have an Audit Committee comprised solely of outside directors and presently consisting of Messrs. Curran (Chairman), Robinson, Thompson and Winterer. The Audit Committee is responsible for reviewing and reporting to the Board of Directors with respect to various auditing and accounting matters, including the selection of our independent public accountants, the scope of the audit procedures, the nature of all audit and non-audit services to be performed, the performance of our independent accountants and our accounting practices and policies. The Audit Committee met five times during 2007.

The Board has a Compensation Committee, comprised solely of outside directors and presently consisting of Messrs. Thompson (Chairman), Mellor, Robinson and Edwards. The Compensation Committee is responsible for determining and approving, together with the other independent members of the Board, the annual compensation of the Company’s Chief Executive Officer, for determining the annual compensation of the non-CEO executive officers and the directors, overseeing the Company’s stock incentive plans and other executive benefit plans and providing guidance in the area of certain employee benefits. The Compensation Committee met three times during 2007.

The Board has a Nominating and Corporate Governance Committee consisting of Messrs. Mellor (Chairman), Thompson, Winterer and Edwards. The Nominating and Corporate Governance Committee is responsible for proposing nominees for the Board of Directors, the establishment of corporate governance guidelines and related corporate governance matters. The Nominating Committee met three times during 2007.

Our Board also has an Executive Committee on which Messrs. Wheeler (Chairman), Curran, Mellor, Robinson, Winterer, Lundquist, and Vitale currently serve. The Executive Committee is authorized to act in the place of the Board of Directors on limited matters that require action between Board meetings. The Executive Committee did not meet during 2007.

The Board has determined that, except for Dennis E. Wheeler, Andrew Lundquist and Alex Vitale, each of the nominees for director, including each of the members of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, are independent within the meaning of applicable New York Stock Exchange listing standards and rules. In its evaluation of the directors’ independence, the Board considered the related person transactions with respect to Messrs. Lundquist and Vitale discussed below under “Certain Related Person Transactions.”

Copies of the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available at our website www.coeur.com and to any shareholder who requests them. Each director attended at least 75% of the meetings of the Board of Directors and committees on which he served during 2007.

Policy Regarding Director Nominating Process

The Nominating and Corporate Governance Committee has adopted a policy pursuant to which a shareholder who has owned at least 1% of the Company’s outstanding shares of common stock for at least two years may recommend a director candidate that the Committee will consider when there is a vacancy on the board either as a result of a director resignation or an increase in the size of the board. Such recommendation must be in writing addressed to the Chairman of the Nominating and Corporate Governance Committee at the Company’s principal executive offices and must be received by the Chairman at least 120 days prior to the anniversary date of the release of the prior year’s proxy statement. Although the Committee has not formulated any specific minimum qualifications that the Committee believes must be met by a nominee that the Committee recommends to the board, the factors it will take into account will include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge, as set forth in the Committee’s charter. The Committee does not believe that there will be any differences between the manner in which the Committee evaluates a nominee recommended by a shareholder and the manner in which the Committee evaluates nominees recommended by other persons.

Policy Regarding Shareholder Communications with Directors

Shareholders and other interested persons desiring to communicate with a director, the non-management directors as a group or the full board may address such communication to the attention of Kelli Kast, Esq., counsel to the Company, 505 Front Avenue, P.O. Box I, Coeur d’Alene, Idaho 83814, and such communication will be forwarded to the intended recipient or recipients.

Policy Regarding Director Attendance at Annual Meetings

The Company has a policy that encourages directors to attend each annual meeting of shareholders, absent extraordinary circumstances. Each of the nine members of last year’s board attended the annual meeting on May 8, 2007.

Meetings of Non-Management Directors

Non-management members of the Board of Directors conduct at least two regularly-scheduled meetings per year without members of management being present. Robert E. Mellor presides over each meeting of non-management directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics for Directors and Employees

In February 2004, the Board of Directors adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics for Directors, Officers and Employees in accordance with New York Stock Exchange corporate governance listing standards. Copies of these documents are available at our website www.coeur.com and to any shareholder who requests them.

SHARE OWNERSHIP

The following table sets forth information, as of March 18, 2008, concerning the beneficial ownership of our common stock by each of the nominees for election as directors, each of the executive officers listed in the Summary Compensation Table set forth below, and by all of our directors and executive officers as a group. No shareholder is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

	Shares Beneficially		Percent of
	Owned		Outstanding

James J. Curran	185,899	(1)(2)	*
Sebastian Edwards	15,998	(2)	*
Andrew D. Lundquist	33,033	(2)	*
Robert E. Mellor	47,208	(2)	*
John H. Robinson	70,129	(2)	*
J. Kenneth Thompson	116,023	(1)(2)	*
Alex D. Vitale	16,230	(2)	*
Dennis E. Wheeler	1,661,593	(1)(2)	0.30
Timothy R. Winterer	104,118	(2)	*
Donald J. Birak	165,770	(2)	*
Mitchell J. Krebs	148,194	(2)	*
James A. Sabala	240,882	(2)	*
Alan L. Wilder	138,936	(2)	*
All executive officers and nominees for director as a group (20 persons)	3,381,018	(2)	0.61

(*)	Holding constitutes less than 0.10% of the outstanding shares.

(1)	Individual shares investment and voting powers over certain of his shares with his wife. The other directors have sole investment and voting power over their shares.

(2)	Holding includes the following shares which may be acquired upon the exercise of exercisable options outstanding under the 1989/2003 Long-Term Incentive Plans and the 2005 Non-Employee Directors’ Stock Option Plan: James J. Curran — 172,236 shares; Sebastian Edwards — 0 shares; Andrew D. Lundquist — 0 shares; Robert E. Mellor — 33,545 shares; John H. Robinson — 49,375 shares; J. Kenneth Thompson — 66,349 shares; Alex D. Vitale — 0 shares; Dennis E. Wheeler — 937,908 shares; Timothy R. Winterer — 68,968 shares; Donald J. Birak — 75,963 shares; Mitchell J. Krebs — 54,497 shares; James A. Sabala — 113,267 shares; Alan L. Wilder — 56,680 shares; and all directors and executive officers as a group — 1,685,944 shares.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Coeur is one of the world’s largest publicly-traded primary producers of silver, and has a significant presence in gold. Coeur is engaged in the development, exploration and operation of silver and gold mining properties and companies, with operations in seven countries. In 2007, the Company had sales of $215.3 million, with approximately 70% of revenues from sales of silver. Coeur’s primary business objectives are to increase production levels and reserves, decrease cash-production costs, and increase cash flows and earnings. The Company aims to meet these objectives through cost-competitive operations, internal development projects, exploration and acquisitions. Additional information about Coeur is available at our website www.coeur.com.

The Compensation Committee of the Board of Directors (the “Committee”) acts on behalf of the Board to establish and oversee the Company’s executive compensation program in a manner that supports the Company’s business strategy. The Committee formulates an annual calendar for its activity that is designed to cover necessary regular approvals as well as special topics. The Committee meets at least two times annually, or more frequently as circumstances dictate, in order to set executive compensation for the year, review recommendations of its outside consultant, and recommend compensation changes to the Board of Directors.

The Compensation Committee retained Mercer (US) Inc. (“Mercer”) to provide information, analyses, and advice regarding executive and director compensation, as described below. Mercer reports directly to the Compensation Committee chair. The Company also retains Mercer and its related entities to perform other services.

The Compensation Committee has established procedures that it considers adequate to ensure that Mercer’s advice to the Compensation Committee remains objective and is not influenced by the Company’s management. These procedures include: a direct reporting relationship of the Mercer consultant to the Compensation Committee; a provision in the Compensation Committee’s engagement letter with Mercer specifying the information, data, and recommendations that can and cannot be shared with management; an annual update to the Compensation Committee on Mercer’s financial relationship with the Company, including a summary of the work performed for the Company during the preceding 12 months; and written assurances from Mercer that, within the Mercer organization, the Mercer consultant who performs services for the Company has a reporting relationship and compensation determined separately from Mercer’s other lines of business and from its other work for the Company.

At the Compensation Committee’s direction, Mercer provided the following services for the Compensation Committee during 2007:

•	Evaluated the competitive positioning of Company’s Section 16 executive officers’ base salary, annual incentive and long-term incentive compensation relative to the competitive market;

•	Advised the Compensation Committee on Section 16 executive officer target award levels within the annual and long-term incentive program and, as needed, on actual compensation actions;

•	Assessed the alignment of Company compensation levels relative to the Company’s compensation philosophy;

•	Provided ongoing advice as needed on the design of the Company’s annual and long-term incentive plans;

•	Briefed the Compensation Committee on executive compensation trends among the Company’s peers and broader industry; and

•	Assisted with the preparation of the Compensation Discussion and Analysis for the 2007 proxy statement.

In the course of conducting its activities during fiscal 2007, Mercer attended two meetings of the Compensation Committee and presented its findings and recommendations for discussion. In performing its duties under the engagement with the Compensation Committee during the last completed fiscal year, Mercer was subject to the following instructions: Mercer may not share data and recommendations regarding the CEO’s compensation (including equity awards) with any member of management, without the Compensation Committee chair’s prior approval; and Mercer may contact the Company’s executive officers for information necessary to fulfill its assignment.

The decisions made by the Committee are the responsibility of the Committee and may reflect factors and considerations other than the information and recommendations provided by Mercer. Further, the compensation and benefit amounts presented in the Company’s annual report on Form 10-K and proxy statement reflect the decisions of the Committee taking into account many factors and considerations and may or may not be consistent with recommendations made by Mercer, management, or any other advisor to the Committee.

Compensation Objectives and Principles

Motivating the Company’s executives to achieve goals that are consistent with the Company’s business strategies and creating shareholder value is the primary objective of the Company’s executive compensation program. Consequently, a majority of Coeur’s executives’ compensation opportunities are in the form of at-risk incentives that require performance against measurable objectives or an increase in long-term shareholder value to result in payouts.

The second fundamental objective of the Company’s executive compensation program is to attract and retain executive talent. Increased mining activity world-wide in recent years has resulted in a significant increase in demand for executive and professional talent with technical skills and industry experience. In addition, over the past decade fewer people have entered the mining industry and several mining schools have closed, resulting in a shortage of industry talent. As a result of these talent market pressures, Coeur’s executives and professionals are routinely pursued by competitors, and some of the Company’s valued talent has left the company for other opportunities. More recently, Coeur has experienced competition for talent with base metal and industrial mineral mining companies. The objective of attraction and retention is thus a significant factor in many of the compensation decisions discussed below.

In order to meet these compensation objectives in the design and governance of compensation programs for the Company’s Section 16 executive officers, including the named executive officers (“NEOs”), the Committee is guided by the following principles that express the Committee’s view that compensation at Coeur should be:

•	Performance-based

Reward for Company-wide results in addition to recognizing individual performance, focusing on objectives that are directly under the control of executives

•	Market-competitive

Compared to mining industry peers, target total compensation at the market 75th percentile level in order to attract, motivate and retain high caliber talent

•	Aligned with shareholders

Provide a significant portion of incentive compensation to executives in the form of equity-based awards. Award values fluctuate based on share value thus aligning officer and shareholder interests.

•	Transparent

Clearly communicate both the desired results and the incentive pay programs used to reward the achievement of these results

In 2007, we utilized the following components in our executive officer compensation program: Base salary; Annual cash incentives; Long-term incentives, consisting of an equal mix of stock options, restricted stock and performance shares; and Benefits and perquisites.

Compensation Policies

Coeur’s compensation objectives and principles are supported through a number of policies and processes.

Total Compensation:  In determining the mix of compensation components and the value of each component for each of the Company’s Section 16 executive officers, including its NEOs, the Committee takes into account the executive’s role, the competitive market, individual and Company performance, and internal equity. The Committee does not make use of tally sheets. Amounts realized or realizable from prior compensation awards are not considered in setting other elements of compensation. Details of the various programs and how they support the overall business strategy are outlined below in “Compensation Components.”

Market Positioning:  The Committee’s policy is to target the components of compensation relative to the competitive market (as defined below under “Competitive Market Assessments”) as follows:

Compensation Element	Target Market Positioning
Base Salary	Between market median and 75th percentile

Annual Incentives	Between market median and 75th percentile

Long-Term Incentives	Market 75th percentile

Benefits/Perquisites	Market median

The total compensation opportunity is targeted at the market 75th percentile. The Committee has established this positioning approach based on both industry experience and the continued expectation that above-market positioning is necessary in order to attract and retain experienced and high caliber executive talent in the highly competitive mining talent market. In any given year, an individual executive’s compensation may be set above or below the target market positioning, depending on the individual executive’s experience, recent performance and expected future contribution, retention concerns, and internal equity among the executives.

Competitive Market Assessments:  The Committee annually reviews the compensation of the executives relative to the competitive market, based on an assessment prepared by Mercer. This review typically takes place at the Committee’s regular first quarter meeting (historically January to mid-March). Mercer’s assessment includes an evaluation of base salary and annual and long-term incentive opportunities. In preparing this assessment, Mercer utilizes publicly-disclosed data from a peer group of metal and mineral mining companies (see discussion below) and survey data from a broader set of mining and general industry companies. For market assessments reviewed by the Committee in 2007, mining industry data was collected from surveys published by The Hay Group, McDermott International and PricewaterhouseCoopers, and general industry data was collected from surveys published by Mercer and Watson Wyatt. The Committee weighs the peer group and survey data equally in developing a market composite for each executive position.

Peer Group:  As a member of the precious metals mining industry, Coeur competes for executive talent with other precious metals mining companies, as well with base metal and mineral mining companies. As such, the Committee uses a peer group comprised primarily of companies in the precious metals mining industry of comparable size, level of complexity and scope of operations to Coeur. In addition, the Committee considers companies that are based in either the United States or Canada as part of the Company’s executive talent market. The peer group is used in the market comparison for NEO pay levels (as described above). The Committee reviews the peer group each year in consultation with Mercer to determine its continued validity as a source of competitive compensation data and adds or removes companies as appropriate.

The peer group used for 2007 consisted of the following companies: Agnico Eagle Mines, Bema Gold, Cambior, Centerra Gold, Glamis Gold, Goldcorp, Hecla Mining, Kinross Gold, Meridian Gold, Northgate Minerals, Pan American Silver and Stillwater Mining. Revenue for these companies during 2006 ranged from approximately $200 million to $900 million (all in $US), except for one company that had revenue greater than $1.0 billion. Even though Coeur’s 2006 revenue was at the lower end of this range, the Committee determined that these companies form a suitable peer group, based on the following considerations: the Company’s key labor market for executive talent consists primarily of these named companies; the Company’s level of complexity and scope of operations is similar to these companies (i.e., exploration and development of silver and gold mines, with operations in several foreign countries); and the Company’s level of complexity and scope of operations is generally not similar to other companies in the industry with revenues below $200 million.

Variable Pay at Risk:  Consistent with a performance-based philosophy, Coeur’s compensation program emphasizes pay at risk. The percentage of an executive’s compensation opportunity that is at risk or variable instead of fixed is based primarily on the executive’s role in the Company. Executives who are in a greater position to directly influence our overall performance have a larger portion of their pay at risk through short and long-term incentive programs compared to other executives. Typically, at least 40% of the target total compensation opportunity for our executives is in the form of variable compensation. The mix of compensation elements for our NEOs in 2007, as a percentage of total compensation, is set forth in the table below:

	Fixed Compensation
	(% of Total	Variable Compensation
	Compensation)	(% of Total Compensation)
	Base	Target Annual	Target Long-Term
Named Executive Officer	Salary	Incentives	Incentives
CEO	30%	20%	50%

Other NEOs (average)	42%	17%	41%

Forms and Mix of Long-Term Incentive Compensation:  Coeur currently uses three forms of equity for long-term incentive compensation: stock options, service-vesting restricted stock and performance shares. In 2007,

Coeur’s executives received one-third of their long-term incentive value in each of these three forms of equity. This mix provides a strong emphasis on alignment with shareholder interests, balances incentive and retention needs, and minimizes share dilution. Stock options provide alignment with shareholders by focusing the executives on creating shareholder value over the long-term via share price appreciation. Restricted stock is granted with a three-year service vesting requirement for retention purposes, while also providing alignment with shareholders via actual share ownership. Performance shares are earned based on total shareholder return performance relative to the companies in our peer group.

Compensation Components

The specific rationale, design, determination of amounts and related information regarding each of the components of Coeur’s executive officer compensation program are outlined below.

Base Salary

The annual base compensation for our executives is structured to ensure that we are able to attract and retain high caliber executives capable of achieving our strategic and business objectives. As described above, we target base salaries between the 50th and 75th percentile levels of the competitive market. The Committee reviews executive salaries annually as part of its Competitive Market Assessment and makes adjustments based on the actual positioning relative to market compared to the desired positioning, the individual executive’s position, organization level, scope of responsibility, tenure and experience, education and expected future contribution. The independent members of the Board of Directors and the Committee, respectively, made the following increases to base salaries for the CEO and the other NEOs in 2007:

	Percentage	2007
Named Executive Officer	Increase	Base Salary
Dennis E. Wheeler, Chairman, President & CEO	3.5%	$559,650

James A. Sabala, Executive VP & CFO	3.5%	$279,450

Alan L. Wilder, Sr. VP Project Development	9.4%	$248,000

Donald J. Birak, Sr. VP Exploration	9.3%	$242,000

Mitchell J. Krebs, Sr. VP Business Development	3.5%	$232,875

A general increase of 3.5% was budgeted and approved for 2007 for the Company’s employees including the NEOs. An additional 2% was budgeted and approved for strategic adjustments in individual compensation based upon market competitiveness, individual merit, job performance and other factors. The base salaries for Mr. Wilder and Mr. Birak were found to be lower than was targeted. For this reason, they received an increase that was larger in percentage than the general increase granted to other NEOs and other Coeur employees.

Annual Incentive Plan (“AIP”)

The AIP is an annual cash incentive plan that rewards executives for achievement of annual Company financial and operational goals and for the achievement of individual executive goals.

AIP Target Opportunities:  Under the AIP, each executive has a target award opportunity expressed as a percentage of base salary established at the beginning of each year. The target award opportunities are determined based on the competitive market and the desired market positioning, the individual executive’s position, organization level, scope of responsibility and ability to impact our performance, and internal equity among the executives. For 2007, the target AIP award opportunities for the NEOs were as follows (unchanged from 2006):

Target AIP Opportunity
Named Executive Officer	(% of Salary)
CEO	65%

CFO	45%

Other NEOs	40%

Actual awards are paid after the end of each year and can range from 0% to 200% of the target awards, based on the actual performance of the Company and the individual executives versus goals.

AIP Performance Measures and Weights:  For 2007, Company performance was measured against predetermined annual goals established by the Committee for the following four measures: silver and gold production, measured in silver-equivalent ounces; cash operating cost per ounce of silver produced, prior to adjustment for by-product credits; operating net income before extraordinary charges and adjusted for actual realized metal prices; and cash flow return on investment (CFROI), including an adjustment for scale. The four measures are weighted equally in determining overall Company performance. The Committee selected these metrics and weights based on the following considerations and objectives:

•	Provide alignment with the Company’s business objectives and strategic priorities;

•	Provide transparency to investors and executives;

•	Balance growth and profitability; and

•	Balance financial and operational performance.

In addition to Company measures, specific individual and group objectives are developed for each executive at the beginning of the year. Objectives for executive other than the CEO are established by the CEO and reviewed by the Committee. Individual objectives for the CEO are established by the Committee and reviewed with the other independent members of the Board. These objectives are intended to support the Company objectives and can be grouped into broad categories such as major project execution, department goals, safety and environmental compliance, personal development and other measures. The specific objectives for each executive are chosen to reflect each executive’s individual responsibilities.

To promote collaboration among Coeur’s senior leadership as well as personal accountability, 50% of each executive’s AIP award is based on Company performance and 50% is based on each executive’s individual performance. The Committee evaluates the AIP performance measures and weights each year to ensure that they reflect the objectives of the plan and are consistent with the Committee’s stated compensation principles.

AIP Performance Goal Setting:  Management develops threshold, target and maximum performance goals for each Company AIP measure based on a variety of factors, including historical Company performance, internal budgets and forecasts, peer performance, and industry and market expectations. The Committee reviews the goals and adjusts them, as it deems appropriate, prior to granting its approval. Once the performance goals are set, they are not subject to change for that plan year without the specific approval of the Board. No adjustments were made to the 2007 goals.

For 2007, the Company AIP goals were set as follows, based upon budgeted metals prices of $12.06 per ounce of silver and $657.00 per ounce of gold:

Measure	Weight	Threshold	Target	Maximum
Production (silver-equivalent ounces)	25%	16,668,620 ozs	18,520,688 ozs	20,372,757 ozs

Silver Cash Costs	25%	$10.05/oz	$9.14/oz	$8.22/oz

Operating Net Income	25%	$38,300,000	$42,556,000	$46,812,000

CFROI	25%	14.29%	17.86%	21.43%

The threshold and maximum goals for production, cost and operating net income goals represent a +/- 10% variance around target, while the CFROI goal represents a +/- 20% variance around target. Production, cost and operating net income measures pay out at 50% of target for threshold performance and at 0% of target if threshold performance is not achieved. CFROI pays out at 0% of target for threshold performance. All measures pay out at 100% of target for target performance, and at 200% of target for performance that meets or exceeds the maximum. Payouts are interpolated for performance between threshold and target and between target and maximum.

Regarding individual objectives, while most of these are subjective by nature, to the extent possible, objective and quantifiable targets are set in order to improve accountability for results. AIP payouts for individual performance range from 0% for performance well below expectations, to 200% of target for performance well above expectations, with 100% of target for performance that meets expectations.

AIP Earned Awards:  Following the end of the year, the Committee reviews the Company’s actual performance and determines the extent of goal achievement. The Committee adjusts the actual operating net income and CFROI for actual realized metal prices during the year that differed from the assumptions that went into setting the goals. This is done in order to make the goals neutral to fluctuations in the market prices of silver and gold, which are beyond the control of the Company and its executives. The Committee makes this adjustment in the interest of fairness to both the executives and shareholders.

In addition, following the end of the year, the CEO reviews the performance of the other executives on their individual objectives and determines the level of achievement compared to target for each executive. Most of the individual goals are subjective by nature, which require the exercise of discretion and judgment to assess performance attainment. The Committee, together with the other independent members of the Board, reviews the performance of the CEO on his individual objectives and determines the level of achievement compared to target, which also includes a significant discretionary assessment. AIP awards are normally paid in cash no later than March 15 following the end of the AIP plan year, and include withholding of applicable taxes.

2007 AIP Calculation and Payments:  For 2007, the payout percentage for Company performance was 55% of target, calculated as follows:

		Payout		Weighted Payout
Measure	2007 Performance	(% of target)	Weight	(% of Target)
Production (silver- equivalent ounces)	16,500,832 ozs	0%	25%	0%

Silver Cash Costs	$9.48/oz	81%	25%	20%

Operating Net Income	$39,695	66%	25%	17%

CFROI	17.09%	73%	25%	18%

Total				55%

Individual performance achievement in 2007 of our NEOs other than the CEO ranged from 160% to 180% of target, with an average of 169% of target. In determining the CEO’s individual performance achievement, the Committee, together with the other independent members of the Board, considered their evaluation of Mr. Wheeler’s performance against his financial, operational and strategic goals for 2007. The Committee determined that the CEO’s individual performance achievement was 160% of target, noting that under his leadership, the Company successfully completed the Coeur-Bolnisi-Palmarejo merger, completed the year with exceptional safety & health results world-wide, developed positive strategies for resolution of the tailings issue at Kensington, attained tax certainty in Bolivia for San Bartolome, increased exploration budgets with promising results, and constructed a stand-alone mill at Martha.

For 2007, based on the Company and individual NEO performance achievement as a percentage of target and the performance weights described above, the Committee approved annual incentive payments to the NEOs (together with the other independent members of the Board for the CEO) as follows:

	Actual 2007 AIP Payment
Named Executive Officer	% of Salary	% of Target
D. E. Wheeler, Chairman, President & CEO	70%	108%

J. A. Sabala, Executive VP & CFO	48%	108%

A. L. Wilder, Sr. VP Project Development	45%	113%

D. J. Birak, Sr. VP Exploration	46%	115%

M. J. Krebs, Sr. VP Business Development	47%	118%

Discretionary Bonus Payments

The Committee has the discretion to award cash or equity bonuses in instances when the Company performance targets under the AIP formula may not be met and may also limit or increase discretionary incentive awards when performance criteria are satisfied. In 2007, the Committee exercised its discretion to award bonuses on a basis different than the AIP formula set at the beginning of the year, as follows:

Special Achievement Bonus:  In early 2007, the Committee established a discretionary bonus pool specifically to apply in limited circumstances to acknowledge and reward key executives for key contributions as well as to resolve disparate pay equities that may be identified. Several of our executives, including our NEOs, were awarded a special one-time discretionary cash bonus in the first quarter of 2007 in recognition of their leadership and contributions. The amount of the Special Achievement Bonus was $100,000 for the CEO and $20,000 — $25,000 for the other NEOs, and ranged from 7.2% to 17.9% of salary. These awards were not directly related to performance under the AIP for either 2006 or 2007.

Major Transaction Bonus:  In December 2007, the Company completed the acquisition of Palmarejo Silver and Gold Corporation and Bolnisi Gold. The primary benefits and ramifications of this major transaction are as follows:

•	Adds one of the largest and highest quality silver & gold projects being built in the world today to the Company’s pipeline of projects to ensure a solid future;

•	When it begins production in 2009, Palmarejo will nearly double the Company’s current production profile;

•	Palmarejo is expected to produce approximately 10 million ounces of silver and 110 ounces of gold annually; and

•	With the addition of Palmarejo, company-wide cash costs are projected to approach industry-low figures.

In recognition of the successful close of the transaction, which required a level of effort significantly over and above the ongoing responsibilities of the key employees responsible for the transaction, the Committee, together with the other independent members of the Board, determined that it was appropriate to award a special one-time “Major Transaction Bonus” to these employees. These employees included our NEOs. The NEOs who received a Major Transaction Bonus and the bonus amounts are as follows:

	Major Transaction Bonus
Named Executive Officer	Amount	% of Salary
D. E. Wheeler, Chairman, President & CEO	$559,650	100%

J. A. Sabala, Executive VP & CFO	$279,450	100%

A. L. Wilder, Sr. VP Project Development	$248,000	100%

D. J. Birak, Sr. VP Exploration	$242,000	100%

M. J. Krebs, Sr. VP Business Development	$325,000	140%

Mr. Krebs was awarded a larger bonus as a percentage of salary than the other NEOs, based on the Committee’s assessment that his contribution to the transaction exceeded that of the other NEOs. One-half of the bonus was paid to these employees in cash in January 2008. The other half will be paid in cash the month after there are booked silver sales from Palmarejo (expected in 2009), provided that the employee is a full-time employee of the Company in good standing at that time. The Committee believes that this payout arrangement balances the interests of both the recipients and shareholders, in that it recognizes the successful close of the transaction and also ensures that there is alignment between the bonus and the expected benefits of merger. The Board reserves the right to pay — or not to pay — a major transaction bonus for any future transactions, as it deems appropriate.

The total amounts of the discretionary bonuses approved by the Committee for the NEOs for 2007 are shown in the Bonus column of the Summary Compensation Table, except for half of the Major Transaction Bonus to be paid in cash the month after the Company records silver sales from Palmarejo.

Long-Term Incentive Plan (LTIP)

The primary purpose of our long-term incentive plan is to align the interests of our executives with those of the shareholders by rewarding the executives for creating shareholder value over the long-term. The LTIP is also an attractive vehicle for attracting and retaining executive talent in the highly competitive mining market. The

Company’s 2003 Long-Term Incentive Plan provides for the award of stock options, stock appreciation rights, restricted stock and restricted stock units, performance shares and performance units, and cash-based awards (see “Forms and Mix of Long-Term Incentive Compensation”). Currently the Company only uses stock options, restricted stock, and performance shares in the LTIP. LTIP grants are made on an annual basis. This enables the Committee to adjust the levels, forms, and mix of long-term incentive awards, as appropriate, to respond to changes in the metal mining industry and the broader market, as well as to respond to Company-specific changes and issues. The Committee does not take into account prior equity awards when making annual equity awards to executives. The specific terms of the long-term incentives granted to our NEOs in 2007 are disclosed in the Grants of Plan-Based Awards table included in this proxy statement.

LTIP Target Opportunities:  The Committee has established target levels of long-term incentive awards for each executive expressed as a percentage of base salary. The levels are determined based on the competitive market and the desired market positioning, the individual executive’s position, organization level, scope of responsibility, ability to impact our performance, and internal equity among the executives. For 2007, the target long-term incentive values as a percentage of base salary for our NEOs were as follows (unchanged from 2006):

Target LTIP
Opportunity
Named Executive Officer	(% of Salary)
D. E. Wheeler, Chairman, President & CEO	175%

J. A. Sabala, Executive VP & CFO	120%

A. L. Wilder, Sr. VP Project Development	90%

D. J. Birak, Sr. VP Exploration	90%

M. J. Krebs, Sr. VP Business Development	70%

Based on the Committee’s 2007 competitive market assessment, the Committee determined that, for most of its executives, there was a shortfall in the total compensation opportunity of greater than 10% compared to the intended market 75th percentile positioning. The shortfall was due to a significant gap in the target LTIP opportunities provided to the Company’s executives, also compared to the intended market 75th percentile positioning. The Committee believed that this shortfall placed the Company at a significant disadvantage in retaining our executives. The Committee also determined that increasing the annual target LTIP opportunities would leave the Company exposed to a potential downturn in the competitive market, given the large increases already observed in the market since the prior year. Therefore, the Committee considered and approved a special Market Adjustment LTIP grant of restricted stock, to be provided only to those executives who were below market. The Committee also decided that, to further protect the Company, the grants would be made in two installments, with one-half of the shares provided at the time of the regular LTIP grants in 2007 and one-half in 2008. The second half of the Market Adjustment LTIP grant would remain subject to the Committee’s approval and the executive’s full-time employment with the Company in good standing at that time. The specific terms of the restricted stock granted to the NEOs in 2007 in connection with the Market Adjustment LTIP grant are disclosed in the Grants of Plan-Based Awards table included in this proxy statement.

Timing of Long-Term Incentive Awards:  The Committee makes annual long-term incentive grants to Coeur’s executives at its regular first quarter meeting. Grants to the CEO are approved by the independent members of the Board, including the members of the Committee. Grants to the non-CEO Section 16 executive officers are approved by the Committee, based on the recommendations of the CEO. The Committee meeting date is the effective grant date for equity grants, unless Board approval is required. The exercise price for stock options and the grant price for restricted stock and performance shares is the closing price of the stock on the day of grant, or the day after the grant day if the grant day falls on a weekend or non-market day. For executives who are hired during the year, the Committee recommends compensation levels in connection with the Board’s appointment of the executive and may approve equity grants for the executive. The Committee does not coordinate the timing of equity awards with the release of material, non-public information.

Stock Options:  Stock options represent one-third of the LTIP value granted annually to Coeur’s executives (including our NEOs) in 2007. The number of options granted is determined by dividing the total option grant value by the Black-Scholes value of a single option. The Committee believes that options provide an incentive for executives to drive long-term share price appreciation through the development and execution of effective long-term business strategies. Stock options are issued at 100% of the fair market value to assure that executives will receive a benefit only when the stock price increases. Stock options are therefore aligned with shareholder interests. Stock options generally have value for the executive only if the executive remains employed for the period required for the options to vest. Stock options therefore provide retention value. Stock options granted in 2007 vest at a rate of 33 1/3% per year and expire at the end of ten years (or earlier in the case of termination of employment).

Restricted Stock:  Restricted stock represents one-third of the LTIP value granted annually to Coeur’s executives in 2007. The number of restricted shares granted is determined by dividing the total restricted stock grant value by the grant price, as defined above. The Committee believes that restricted stock provides alignment with shareholders via actual share ownership while also providing retention value and therefore also continuity in the Company’s senior leadership team. Restricted stock also balances the more volatile rewards associated with stock options by providing value to the executives even with a declining share price, which may occur due to general market or industry-specific forces that are beyond the control of the executives (for example, a drop in market prices of silver and gold). Restricted stock granted in 2007 vests at a rate of 33 1/3% per year based on continued employment with the Company. Holders of restricted stock may, if the Committee so determines, receive dividends, if any, and exercise voting rights on their restricted stock during the period of restriction. There are no performance restrictions associated with the grants of restricted stock. The Committee may grant restricted stock with alternative vesting schedules or with performance restrictions as deemed necessary to achieve the desired business goals.

Performance Shares:  Performance shares represent one-third of the LTIP value granted to Coeur’s executives in 2007. The target number of performance shares granted is determined by dividing the total performance share grant value by the grant price, as defined above. Performance is measured over a three-year period in comparison to the peer group described above. Performance shares are earned based on our total stockholder return (“TSR”) performance over a three-year period relative to our peer group. TSR is defined as stock price appreciation plus cash distributions. This measure is intended to focus the Company’s executives on creating shareholder value, while providing further alignment with shareholders via the use of shares. Performance is measured relative to peers in order to mitigate the impact of metal prices on the ultimate award value, as the share prices of our peers are similarly under the influence of realized metal prices. Measuring TSR relative to peers also provides alignment with shareholders by rewarding for the creation of shareholder value in excess of what our shareholders could realize by investing in other companies in our industry. For the 2007-2009 performance period, the relative TSR performance scale and the corresponding number of shares earned as a percentage of target were set by the Committee as follows:

Number of
	TSR Percentile Rank	Shares Earned
Performance Level	(vs. Peer Group)	(% of Target)
Maximum	75th percentile	200% of target

Target	50th percentile	100% of target

Threshold	25th percentile	25% of target

No performance shares are earned if the Company’s performance is below threshold. The number of performance shares earned is interpolated for relative TSR performance between threshold and target levels and for performance between target and maximum levels. As performance shares are earned, shares of Coeur common stock are issued to the participant.

Benefits and Perquisites

The primary purpose of providing benefits and limited perquisites to Coeur’s executives is to attract and retain the talent to manage the company. The Committee intends the type and value of benefits and perquisites offered to be competitive with overall market practices.

The primary benefits for the Company’s executives include participation in the Company’s broad-based plans: the 401(k) and defined contribution retirement plan (which includes matching Company contributions), health and dental coverage, various company-paid insurance plans including disability and life insurance, paid time off and paid holidays.

With respect to perquisites, Coeur prefers to take a minimalist approach. In general, Coeur will provide a specific perquisite only when the perquisite provides competitive value and promotes retention of executives, or when the perquisite provides shareholder value, such as ensuring the health of the executives. In addition, perquisites that promote efficient performance of the Company’s executives are also considered. The limited perquisites Coeur actually provides its executives may include an automobile allowance or company vehicle and fuel allowance, physical exam, and home office expense. Details of the benefits and perquisites provided to our NEOs are disclosed in the All Other Compensation column of the Summary Compensation Table set forth in this proxy statement.

Employment Agreements

The Company has employment agreements with each of its Named Executive Officers. The agreements specify the terms and conditions of employment, the duties and responsibilities of the executive during this term, the compensation and benefits to be provided by the Company in exchange for the executive’s services, the compensation and benefits to be provided by the Company in the event of a qualifying termination of employment not preceded by a change in control of the Company, and the compensation and benefits to be provided by the Company in the event of a qualifying termination of employment that is preceded by a change in control of the Company. The Committee believes that such agreements benefit the Company by clarifying the terms of employment and ensuring the Company is protected by noncompete and nondisclosure provisions.

Coeur has an employment agreement with Dennis E. Wheeler, Chairman of the Board, President and Chief Executive Officer, which provides for a term of employment until the Company’s Annual Shareholder’s meeting in May 2010 unless terminated or modified by the Company by written notice, subject to the terms and conditions of the agreement. Mr. Wheeler’s employment agreement, which calls for a base salary of $559,650 plus annual incentive compensation, includes the same change-in-control provisions as those included in the executive change-in-control agreements described below, and in the event of his death, his employment agreement provides for the lump sum payment to his estate of an amount equal to his annual base salary and eligible annual incentive plan payment at the time of his death.

Coeur entered into an employment agreement on January 13, 2003, with James A. Sabala, pursuant to which he was employed as Executive Vice President and Chief Financial Officer for a two-year term commencing January 27, 2003, through January 27, 2005, in connection with the signing of which Mr. Sabala received $100,000. The agreement was renewable from day to day so that the Company and Employee were at all times bound to the agreement for a period of two years. His agreement called for a base salary of $279,450 plus annual incentive compensation. Mr. Sabala’s employment agreement included the same change of control provisions as those included in the executive change-in-control agreements described below. Effective March 21, 2008, Mr. Sabala resigned as Executive Vice President and Chief Financial Officer.

Effective February 6, 2008 the Company entered into an amendment to our employment agreement with Alan L. Wilder, pursuant to which he was employed as Senior Vice President, Project Development, to extend the term through January 15, 2009. His agreement calls for a base salary of $248,000 plus annual incentive compensation. Mr. Wilder’s employment agreement includes the same change of control provisions as those included in the executive change-in-control agreements described below.

Effective July 31, 2007, the Company entered into an amendment to our employment agreement with Donald J. Birak, pursuant to which he was employed as Senior Vice President, Exploration, to extend the term through June 30, 2009. His agreement calls for a base salary of $242,000 plus annual incentive compensation. Mr. Birak’s employment agreement includes the same change of control provisions as those included in the executive change-in-control agreements described below.

Effective March 7, 2008, Coeur entered into an amendment to our employment agreement with Mitchell J. Krebs in connection with his appointment to the position of Senior Vice President — Chief Financial Officer. The term of the agreement expires June 30, 2009. His agreement calls for a base salary of $262,449 plus annual incentive compensation. Mr. Krebs’s employment agreement includes the same change of control provisions as those included in the executive change-in-control agreements described below.

In addition to the above described employment agreements, the Company has change-in-control agreements with a total of twelve executive officers that provide for certain benefits that will be payable to the executives in the event of a change-in-control and the termination of the executive’s employment within two years after such change-in-control for any reason other than for cause, disability, death, normal retirement or early retirement. These agreements continue from year-to-year unless terminated by the Company by written notice. The term “change-in-control” for purposes of the executive change-in-control agreements has the same meaning as that discussed below under “Change-in-Control Agreements.”

Termination of Employment/Severance and Change in Control (“CIC”) Arrangements

The Committee also believes that severance arrangements are an essential component of the executive compensation program and are necessary to attract and retain senior talent in a highly competitive market. The benefits payable to an executive in the event of a qualifying termination of employment include payments for the remaining duration of the agreement at the following levels:

•	The continued payment of the executive’s full base salary for the term;

•	Short-term and long-term bonuses at 100% of the target levels under the AIP and LTIP provided at the time of the termination; and

•	The continued participation in the Company’s welfare benefits plans to include health, dental, disability, and life insurance for the term.

Regarding the CIC provisions, the Committee believes that these agreements are important to provide reasonable compensation opportunities in the unique circumstances of a CIC that are not provided by the Company’s other compensation programs. The Committee believes that CIC benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key talent would leave the Company before a transaction closes. The Committee also believes that these provisions motivate the executives to make decisions that are in the best interests of the shareholders should a transaction take place. They do this by providing executives with the necessary job stability and financial security during a CIC transaction (and the subsequent period of uncertainty) to help them stay focused on managing the Company rather than on their own personal employment situation. The Committee believes that all of these objectives serve the shareholders’ interests. The Committee also believes that CIC agreements are an essential component of the executive compensation program and are necessary to attract and retain senior talent in a highly competitive market.

The following benefits are payable to an executive in the event of a CIC and a subsequent qualifying termination of employment within two years following the change-in-control include payments for two years (three years for the CEO):

•	The continued payment of the executive’s full base salary;

•	Short-term and long-term bonuses at 100% of the target levels provided at the time of the termination under the AIP and LTIP;

•	The continued payment of all medical, dental and long-term disability benefits or costs of benefits;

•	Acceleration of the exercise date and vesting of all outstanding stock options, restricted stock, performance plan awards and performance shares granted by Coeur under the executive compensation programs described above; and

•	The granting to the executive of continued vesting credit for purposes of determining the executive’s retirement benefits under the Company’s Defined Contribution and 401(k) Retirement Plan.

For all of the NEOs except the CEO, the agreements provide for special circumstances in the event the payment provided would constitute “parachute payments” under Section 280G of the Internal Revenue Code. In this case, the payment will be reduced to the amount that will result in no portion being subject to the excise tax. This clause limits the exposure of the Company and of the executives to the parachute payment rules. Because of the critical nature of his position, the CIC agreement for the CEO provides that for any payment that qualifies as an “excess parachute payment”, the Company will pay an additional amount in cash so that the net amount retained by him after the deduction of all applicable taxes will be equal to the initial CIC payment.

The employment agreements and severance and CIC provisions were developed by the Company and the Committee based on market and industry competitive practice. The Company periodically reviews, along with the Committee, the benefits provided under the agreements to ensure that they continue to serve Coeur’s interests in retaining these key executives, are consistent with market and industry practice, and are reasonable.

Supplementary Compensation Policies

The Committee has established additional policies to ensure that the overall compensation structure is responsive to shareholder interests and competitive with the market. These specific policies are outlined below:

Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation paid by a public company to its four most highly compensated executives to $1 million, per executive, per year. However, there are exceptions for payments made by a public company due to death, disability, a change in control or for those payments that are performance based. In February of 2008, the Internal Revenue Service issued various rulings that concluded payments made pursuant to employment contracts, irrespective of performance, based upon voluntary retirement, resignation or termination without cause will prevent such compensation from meeting the performance based exception, even in years the performance goals were attained. These rulings are prospective and will not apply to compensation paid with respect to performance periods which commence on or before January 1, 2009, and payments pursuant to employment contracts that were in effect on February 21, 2008, without consideration for extensions, renewals and evergreen provisions.

The Committee believes that the stock options and performance shares granted to the Company’s NEOs under the 2003 Long-Term Incentive Plan generally qualify under Section 162(m) as performance-based compensation. The Committee also believes that the portion of the Annual Incentive Plan that pays out based on the achievement of corporate goals qualifies under Section 162(m). Grants of service-vesting restricted stock are not performance-based, and therefore are potentially not deductible. However, deductibility is not the sole factor used by the Committee in ascertaining appropriate levels or manner of compensation. The Committee believes that it is important to preserve flexibility in administering compensation programs in a manner designed to attract, retain and reward high-performing executives, and to promote business objectives that may not necessarily align with the requirements for full deductibility under Section 162(m). Consequently, the Committee has not adopted a policy that all compensation must qualify as deductible under Section 162(m), and the Company may enter into compensation arrangements under which payments are not deductible under Section 162(m).

Individual Tax Treatment

For individual tax purposes, the Company typically withholds common shares to cover income taxes resulting from the vesting of restricted stock, or payment of common stock earned upon satisfaction of performance share targets.

SUMMARY COMPENSATION TABLE

Set forth below is information regarding compensation earned by or paid or awarded to the following executive officers of the Company during the years ended December 31, 2006 and December 31, 2007: (i) Dennis E. Wheeler, Chairman of the Board, President, and Chief Executive Officer; (ii) James A. Sabala, Executive Vice President and Chief Financial Officer; and (iii) Alan L. Wilder, Senior Vice President, Project Development, Donald J. Birak, Senior Vice President, Exploration, and Mitchell J. Krebs, Senior Vice President, Corporate Development, which persons are the three most highly compensated executive officers whose total compensation exceeded $100,000. The identification of such Named Executive Officers is determined based on the individual’s total compensation for the years ended December 31, 2006 and December 31, 2007, as reported below.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)(f)	($)

Dennis E. Wheeler,	2007	$560,234	$379,825	$1,230,852	$491,343	$391,055	0	$80,018	$3,133,327
Chairman, President & Chief Executive Officer	2006	$539,438	0	$518,943	$426,619	$335,790	0	$77,156	$1,897,946
James A. Sabala,	2007	$279,525	$159,725	$198,925	$103,974	$134,803	0	$39,271	$916,223
Executive Vice President & Chief Financial Officer(g)	2006	$268,333	0	$146,559	$125,003	$114,600	0	$36,539	$691,034
Alan L. Wilder,	2007	$246,971	$149,000	$158,931	$67,695	$110,292	0	$36,070	$768,959
Senior Vice President Project Development	2006	$226,050	$50,000	$82,017	$70,251	$79,150	0	$31,451	$538,919
Donald J. Birak,	2007	$241,014	$146,000	$153,356	$67,105	$110,042	0	$36,138	$753,654
Senior Vice President Exploration	2006	$220,912	0	$89,997	$81,624	$86,387	0	$32,361	$511,281
Mitchell J. Krebs,	2007	$232,947	$187,500	$122,022	$50,406	$109,143	0	$34,924	$736,943
Senior Vice President Corporate Development(g)	2006	$223,500	0	$70,106	$60,340	$85,377	0	$32,505	$471,828

Explanatory Notes:

(a)	The dollar value of bonus earned during the fiscal year. Mr. Wheeler received a special recognition bonus award of $100,000 in March 2007. Messrs. Sabala ($20,000), Wilder ($25,000), Birak ($25,000) and Krebs ($25,000) received special recognition bonus awards in February 2007 as noted. A one-time discretionary major transaction bonus was awarded to key executives for the successful transaction involving the merger of Bolnisi Gold and Palmarejo Silver & Gold. One-half of this major transaction bonus was paid in January 2008 and is included in the charted amounts as follows: Messrs. Wheeler ($279,825), Sabala ($139,725), Wilder ($124,000), Birak ($121,000), and Krebs ($162,500); the balance of this major transaction bonus will be paid the month after there are booked silver sales from Palmarejo (expected in early 2009), provided the NEO is a full-time employee of the Company in good standing at that time.

(b)	The portion of the fair value of stock awards, as calculated in accordance with FAS 123R, that represent earned compensation cost recognized for the year as reflected in the Company’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2007, including both amounts recorded as compensation expense in the income statement and amounts earned during the period that are capitalized on the balance sheet. For additional information see Note L to such financial statements.

(c)	The portion of the fair value of option awards, as calculated in accordance with FAS 123R, that represent earned compensation cost recognized for the year as reflected in the Company’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2007, including both amounts recorded as compensation expense in the income statement and amounts earned during the period that are capitalized on the balance sheet. For additional information see Note L to such financial statements.

(d)	The dollar value of all earnings for services performed during the fiscal year pursuant to awards under non-equity incentive plans (i.e., amounts earned, not paid out) and all earnings on any outstanding awards. The values are Annual Incentive Plan awards made on January 16, 2008 for performance during 2007. The criterion for such awards is described in detail in the Compensation Discussion and Analysis.

(e)	The Company does not maintain a Defined Benefit Pension Plan or a Non Qualified Deferred Compensation Plan.

(f)	All other compensation, including perquisites, gross-ups, and amounts paid or accrued under termination or change-in-control arrangements. Mr. Wheeler’s total includes $22,075 per year in executive physicals for himself and his spouse and $1,500 representing the personal portion of the use of a company provided automobile. Messrs. Sabala, Wilder, and Birak each receive $11,858 as a personal vehicle allowance for company use. Mr. Krebs receives $11,044 as a personal vehicle allowance for company use. Also includes contributions to the Defined Contribution and 401 (k) Retirement Plan (the “Retirement Plan”) and amounts credited to our Non-Qualified Supplemental Retirement Plan (the “Supplemental Plan”) prior to its termination and for cash payments in lieu of contributions to the Supplemental Plan thereafter. All employees are eligible to participate in the Retirement Plan. The amount of our annual contribution is determined annually by the Board of Directors and may not exceed 15% of the participants’ aggregate compensation. For the year 2007, the contribution was 5%. In addition, the Retirement Plan provides for an Employee Savings Plan which allows each employee to contribute up to 100% compensation, subject to a maximum contribution of $15,500 and an additional $5,000 catch-up if age 50 or over. The Company contributes an amount equal to 50% of the first 6% of an employee’s contribution. Accrued benefits under the Retirement Plan are fully vested after six years of employment and the Company’s match vests immediately. Retirement benefits under the Retirement Plan are based on a participant’s investment fund account upon retirement. In 2007, each of Messrs. Wheeler, Sabala, Wilder, Birak and Krebs were credited with an additional contribution based on 5% of their income in excess of the above-referenced Retirement Plan limit of $38,443, $9,413, $6,212, $6,280, and $5,880, respectively.

(g)	Effective March 21, 2008, Mr. Sabala resigned as Executive Vice President — Chief Financial Officer and Mr. Krebs was appointed Senior Vice President — Chief Financial Officer.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding all incentive plan awards that were made to the named executive officers during 2007, including incentive plan awards (equity-based and non-equity based) and other planned-based awards. Disclosure on a separate line item is provided for each grant of an award made to a named executive officer during the year. The information supplements the dollar value disclosure of stock, option and non-stock awards in the Summary Compensation Table by providing additional details about such awards. Equity incentive-based awards are subject to a performance condition or a market condition as those terms are defined by FAS 123(R). Non-equity incentive plan awards are awards that are not subject to FAS 123(R) and are intended to serve as an incentive for performance to occur over a specified period.

								All Other	All Other
								Stock	Option		Grant
								Awards:	Awards:	Exercise or	Date Fair
		Estimated Possible Payouts			Estimated Future Payouts			Number of	Number of	Base	Value of
		Under Non-Equity Incentive Plan			Under Equity Incentive Plan			Shares of	Securities	Price of	Stock and
	Grant	Awards			Awards			Stock or	Underlying	Option	Option
	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Award
Name	(a)	($)(b)	($)(b)	($)(b)	(#)(c)	(#)(c)	(#)(c)	(#)(d)	(#)(e)	($/Sh)(f)	(g)

Dennis E. Wheeler	3/20/2007	$175,744	$351,488	$702,976
Chairman,	3/20/2007				20,455	81,820	163,640				$326,462
President & Chief	3/20/2007							133,776			$533,766
Executive Officer	3/20/2007								123,193	$3.99	$326,461
James A. Sabala,	2/2/2007	$60,750	$121,500	$243,000
Executive Vice	3/20/2007				7,004	28,015	56,030				$111,780
President & Chief	3/20/2007							28,015			$111,780
Financial Officer(h)	3/20/2007								42,181	$3.99	$111,780
Alan L. Wilder,	2/2/2007	$45,200	$90,400	$180,800
Senior Vice	3/20/2007				4,662	18,647	37,294				$74,402
President Project	3/20/2007							34,035			$135,800
Development	3/20/2007								28,075	$3.99	$74,399
Donald J. Birak,	2/2/2007	$44,290	$88,580	$177,160
Senior Vice	3/20/2007				4,549	18,195	36,390				$72,598
President	3/20/2007							31,879			$127,197
Exploration	3/20/2007								27,396	$3.99	$72,599
Mitchell J. Krebs,	2/2/2007	$45,000	$90,000	$180,000
Senior Vice	3/20/2007				3,405	13,618	27,236				$54,336
President Corporate	3/20/2007							26,958			$107,562
Development(h)	3/20/2007								20,505	$3.99	$54,338

Explanatory Notes:

(a)	Date of Grants for 2007 under the Annual Incentive Plan and Long Term Incentive Plan.

(b)	The dollar value of the estimated future payout upon satisfaction of the conditions in question under non-equity incentive plan awards granted in the fiscal year, or the applicable range of estimated payouts denominated in dollars (threshold, target, and maximum amount).

(c)	The number of performance shares of stock, to be paid out or vested upon satisfaction of the conditions in question, or the applicable range of estimated payouts denominated in the number of shares of stock, or the number of shares of underlying options under the award (threshold at 25%, target at 100%, and maximum amount at 200%). Determined by comparison of the Company’s total shareholder returns to its peers. In addition, refer to the discussion in the LTIP Section of the CD & A.

(d)	The number of shares of stock (e.g. restricted stock) granted in the fiscal year that are not required to be disclosed in the table under “Estimated Future Payouts Under Equity Incentive Plan Awards.”

(e)	The number of shares underlying options granted in the fiscal year that are not required to be disclosed in the table under “Estimated Future Payouts Under Equity Incentive Plan Awards.”

(f)	The per-share exercise or base price of the options granted in the fiscal year.

(g)	Fair Market Value of stocks and options granted on the award date.

(h)	Effective March 21, 2008, Mr. Sabala resigned as Executive Vice President — Chief Financial Officer and Mr. Krebs was appointed Senior Vice President — Chief Financial Officer.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information on outstanding option and stock awards held by the Named Executive Officers at December 31, 2007, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option.

	Option Awards					Stock Awards
								Equity	Equity
								Incentive	Incentive
								Plan	Plan Awards:
			Equity					Awards:	Market
			Incentive					Number	or Payout
			Plan Awards:				Market	of Unearned	Value of
		Number of	Number			Number of	Value of	Shares,	Unearned
	Number of	Securities	of Securities			Shares or	Shares or	Units or	Shares,
	Securities	Underlying	Underlying			Units of	Units of	Other	Units or
	Underlying	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Other Rights
	Unexercised	Options(#)	Unearned	Exercise	Option	Have Not	Have Not	Have	That Have
	Options(#)	Unexercisable	Options	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	(a)	(#)	($)	Date	(#)(b)	($)	(#)(c)	($)(d)

Dennis E. Wheeler,	26,820		—	$3.56	3/21/2010	211,045	$886,573	143,189	$641,898
Chairman,	218,586		—	$.74	12/17/2011
President & Chief	27,712		—	$1.23	3/19/2012
Executive Officer	223,506		—	$1.85	9/17/2012
	62,553		—	$1.63	10/2/2012
	109,971		—	$7.09	2/19/2014
	138,159	69,078	—	$3.92	2/16/2015
	30,762	61,522	—	$5.14	2/20/2016
		123,193	—	$3.99	3/20/2017
James A. Sabala,	32,991		—	$7.09	2/19/2014	52,410	$224,498	49,027	$219,782
Executive Vice	39,475	19,736	—	$3.92	2/16/2015
President & Chief	10,533	21,064	—	$5.14	2/20/2016
Financial Officer(e)		42,181	—	$3.99	3/20/2017
Alan L. Wilder,	28,948	14,473	—	$3.92	2/16/2015	50,469	$210,978	31,876	$142,383
Senior Vice	6,630	13,258	—	$5.14	2/20/2016
President Project		28,075	—	$3.99	3/20/2017
Development
Donald J. Birak,	22,544		—	$7.09	2/19/2014	47,593	$199,308	31,120	$139,033
Senior Vice	26,975	13,486	—	$3.92	2/16/2015
President	6,479	12,957	—	$5.14	2/20/2016
Exploration		27,396	—	$3.99	3/20/2017
Mitchell J. Krebs,	15,836		—	$7.09	2/19/2014	38,753	$162,106	23,832	$106,836
Senior Vice	18,948	9,473	—	$3.92	2/16/2015
President Corporate	5,120	10,239	—	$5.14	2/20/2016
Development(e)		20,505	—	$3.99	3/20/2017

Explanatory Notes:

(a)	The total number of stock options unvested. For Mr. Wheeler 69,078 vested 02/16/08; 30,761 vested 02/20/08; 41,065 vested 03/20/08; 30,761 vests 02/20/09; 41,064 vests 03/20/09; and 41,064 vests 03/20/10. For Mr. Sabala 19,736 vested 02/16/08; 10,532 vested 02/20/08; 14,061 vested 03/20/08; 10,532 vests 02/20/09; 14,060 vests 03/20/09; and 14,060 vests 03/20/10. For Mr. Wilder 14,473 vested 02/16/08; 6,629 vested 02/20/08; 9,359 vested 03/20/08; 6,629 vests 02/20/09; 9,358 vests 03/20/09; and 9,358 vests 3/20/2010. For Mr. Birak 13,486 vested 02/16/08; 6,479 vested 02/20/08; 9,132 vested 03/20/08; 6,478 vests 02/20/09; 9,132 vests 03/20/09 and 9,132 vests 3/20/2010. For Mr. Krebs 9,473 vested 2/16/08; 5,120 vested 2/20/08; 6,835 vested 3/20/08; 5,119 vests 2/20/09; 6,835 vests 3/20/09 and 6,835 vests 03/20/10.

(b)	The total number of shares of stock granted and unvested. For Mr. Wheeler 36,357 vested 02/16/08; 20,456 vested 02/20/08; 44,593 vested 03/20/08; 20,456 vests 02/20/09; 44,592 vests 03/20/09; and 44,591 vests 03/20/10. For Mr. Sabala 10,387 vested 02/16/08; 7,004 vested 02/20/08; 9,339 vested 03/20/08; 7,004 vests

02/20/09; 9,338 vests 03/20/09 and 9,338 vests 03/20/10. For Mr. Wilder 7,617 vested 02/16/08; 4,409 vested 02/20/08; 11,364 vested 03/20/08; 4,408 vests 02/20/09; 11,345 vests 03/20/09; and 11,344 vests 03/20/10. For Mr. Birak 7,098 vested 02/16/08; 4,308 vested 02/20/08; 10,627 vested 03/20/08; 4,308 vests 02/20/09; 10,626 vests 03/20/09; and 10,626 vests 03/20/10. For Mr. Krebs 4,986 vested 2/16/08; 3,405 vested 2/20/08; 8,987 vested 03/20/08; 3,404 vests 02/20/09; 8,986 vests 03/20/09; and 8,985 vests 03/20/10.

(c)	The total number of performance shares which do not vest until 3 years from date of grant.

(d)	The total value having fair market value at close of business on date of grant.

(e)	Effective March 21, 2008, Mr. Sabala resigned as Executive Vice President — Chief Financial Officer and Mr. Krebs was appointed Senior Vice President — Chief Financial Officer.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding each exercise of stock options and vesting of restricted stock during 2007 for each of the named executive officers on an aggregated basis:

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)(a)	(#)	($)(b)

Dennis E. Wheeler, Chairman, President & Chief Executive Officer	—	—	75,927	$342,730
James A. Sabala, Executive Vice President & Chief Financial Officer(c)	—	—	23,126	$104,355
Alan L. Wilder, Senior Vice President Project Development	—	—	12,027	$54,382
Donald J. Birak, Senior Vice President Exploration	—	—	15,325	$69,164
Mitchell J. Krebs, Senior Vice President Corporate Development(c)	—	—	11,143	$50,281

Explanatory Notes:

(a)	The aggregate dollar value realized upon exercise of options (i.e., the difference between the market price of the underlying shares at exercise and the exercise price), or upon the transfer of an award for value.

(b)	The aggregate dollar value realized upon vesting of stock (i.e., the number of shares times the market price of the underlying shares on the vesting date), or upon the transfer of an award for value.

(c)	Effective March 21, 2008, Mr. Sabala resigned as Executive Vice President — Chief Financial Officer and Mr. Krebs was appointed Senior Vice President — Chief Financial Officer.

PENSION BENEFITS AND NON-QUALIFIED DEFERRED COMPENSATION

The Company does not maintain a Defined Benefit Pension Program nor does it provide a Non-Qualified Deferred Compensation Program.

Potential Payments Upon Termination or Change-in-Control

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the Named Executive Officers would be entitled upon termination of employment or change-in-control assuming the triggering event took place on December 31, 2007 (i.e., the last business day of 2007) and the price per share of the Company’s shares is the closing market price as of that date.

				Acceleration
				and
				Continuation
			Continuation	of Equity
			of Medical/	Awards
		Incremental	Welfare	(Unamortized
	Cash	Pension	Benefits	Expenses
	Severance	Benefit	(Present	as of	Excise Tax	Total
	Payments	(Present	Value)	12/31/07)	Gross-up	Termination
Name and Principal Position	(a)	value)	(b)	(c)	(d)	Benefits

Dennis E. Wheeler, Chairman, President & Chief Executive Officer
• Not for cause-involuntary	5,708,430	0	118,871	0	0	5,827,301
• Death & Disability	923,423	0	0	0	0	923,423
• Not for cause-voluntary under age 65	0	0	0	0	0	0
• Termination subsequent to a Change-of-Control	5,708,430	0	118,871	0	2,835,537	8,662,838
James A. Sabala, Executive Vice President & Chief Financial Officer
• Not for cause-involuntary	1,481,085	0	59,882	245,568	0	1,786,535
• Death & Disability	0	0	0	0	0	0
• Not for cause-voluntary under age 65	0	0	0	0	0	0
• Termination subsequent to a Change-of-Control(f)	1,481,085	0	59,882	245,568	0	1,786,535
Alan L. Wilder, Senior Vice President Project Development
• Not for cause-involuntary	855,600	0	25,030	193,125	0	1,079,755
• Death & Disability	0	0	0	0	0	0
• Not for cause-voluntary under age 65	0	0	0	0	0	0
• Termination subsequent to a Change-of-Control(e)	751,042	0	32,240	193,125	0	976,407
Donald J. Birak, Senior Vice President Exploration
• Not for cause-involuntary	834,900	0	28,468	185,616	0	1,048,984
• Death & Disability	0	0	0	0	0	0
• Not for cause-voluntary under age 65	0	0	0	0	0	0
• Termination subsequent to a Change-of-Control(e)	847,852	0	36,686	185,616	0	1,070,154
Mitchell J. Krebs, Senior Vice President Corporate Development
• Not for cause-involuntary	733,556	0	15,540	147,139	0	896,235
• Death & Disability	0	0	0	0	0	0
• Not for cause-voluntary under age 65	0	0	0	0	0	0
• Termination subsequent to a Change-of-Control(e),(f)	978,075	0	20,011	147,139	0	1,145,225

Explanatory Notes:

(a)	Cash severance payments consist of base salary, annual incentive plan at target, and cash value of long-term incentive plan at target, multiplied by the contract life. In the case of Mr. Wheeler, contract term for change-in-control and employment agreement is three years; for Mr. Sabala, contract term for change-in-control and employment agreement is two years; for the other Named Executive Officers, contract term is two years for change-in-control and 18 months for employment agreements. For Mr. Wheeler, the cash is paid in a lump sum, for the others, over the contract period.

(b)	Represents the net present value of medical, life, accidental death, and disability for the term of the contract.

(c)	Represents the value of unvested restricted stock and the spread on unvested in-the-money options that would be accelerated on a change in control, pursuant to the 2003 Long-Term Incentive Plan. Options that are not exercised or cashed out on a change in control would have an extended exercise period of 12 months after the termination of a Named Executive Officer’s employment. Under FAS 123R and provisions of the long-term incentive plan, equity awards are expensed upon the participant reaching retirement age as defined under the plan. Mr. Wheeler reached the retirement age during 2007; therefore there are no unamortized expenses relative to his equity awards.

(d)	Upon a change in control, Mr. Wheeler is entitled to an additional payment that would enable him to pay any excise taxes arising from the receipt of excess parachute payments arising from the change in control. This “gross up” payment is designed to provide Mr. Wheeler with a reimbursement, after paying all regular income, employment and additional excise taxes on the gross up payment, sufficient to pay all of the excise tax arising from the operation of the Golden Parachute rules.

(e)	Under provisions in the employment contracts of all of the Named Executive Officers except Mr. Wheeler, the severance payments may be reduced to keep the total payments from exceeding the cap imposed by the Golden Parachute rules. The reductions for Messrs. Wilder and Birak would be $389,758 and $265,348, respectively.

(f)	Effective March 21, 2008, Mr. Sabala resigned as Executive Vice President — Chief Financial Officer and Mr. Krebs was appointed Senior Vice President — Chief Financial Officer.

DIRECTOR COMPENSATION

Pursuant to our 2005 Non-Employee Directors’ Equity Incentive Plan, outside directors receive an annual retainer of $70,000, of which they must take a minimum of $20,000 of their annual fees in the form of common stock in lieu of $20,000 of their cash compensation and may elect to receive common stock in lieu of cash for up to the $70,000 total compensation of their retainer. Prior to 2007, outside directors were required to receive at least $10,000 of their annual director fees in the form of common stock in lieu of $10,000 of cash compensation and were able to elect to receive additional common stock in lieu of cash fees for up to the $60,000 total of their annual director fees. The directors of the Company are encouraged to hold common stock in the Company, therefore aligning their interests with those of the shareholders. In 2005 and 2006, outside directors received an annual retainer of $60,000. In addition to the annual board retainer, Committee chairmen received an additional retainer of $5,000. In 2006 the chairman fee for the Audit Committee was raised to $10,000 per year. In 2007, the Committee chairmen fees for the Compensation Committee and the Nominating and Corporate Governance Committee were raised to $7,500. Committee members and chairmen receive $1,500 for each Committee meeting attended.

The following table sets forth information regarding the compensation received by each of the Company’s directors during the year ended December 31, 2007:

					Change in
					Pension
					Value and
	Fees			Non-Equity	Nonqualified
	Earned or			Incentive	Deferred
	Paid in	Stock	Option	Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)(f)	($)

Cecil D. Andrus(g)	$22,502	$19,997	0	0	0	0	$42,499
James J. Curran	$70,503	$19,997	0	0	0	0	$90,500
Sebastian Edwards(h)	$9,581	$32,000	0	0	0	0	$41,580
Andrew Lundquist	$20,004	$49,997	0	0	0	0	$70,000
Robert E. Mellor	$65,878	$19,997	0	0	0	0	$85,875
John H. Robinson	$55,001	$29,999	0	0	0	0	$85,000
J. Kenneth Thompson	$60,125	$35,000	0	0	0	0	$95,125
Alex Vitale	$50,003	$19,997	0	0	0	0	$70,000
Timothy R. Winterer	$43,004	$39,997	0	0	0	0	$83,000

Explanatory Notes:

(a)	The aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees, and meeting fees.

(b)	Each director must receive no less than $20,000 of the annual director’s fee in common stock. Stock is granted in full shares which may not equal exactly $20,000. The total number of shares held under outstanding stock awards by each director as of December 31, 2007, is as follows: James J. Curran — 9,431, Sebastian Edwards — 8,767, Andrew Lundquist — 22,703, Robert E. Mellor — 9,531, John H. Robinson — 16,622, J. Kenneth Thompson — 45,443, Alex Vitale — 12,098, and Timothy R. Winterer — 20,688.

(c)	For awards of stock options, the aggregate grant date fair value computed in accordance with FAS 123(R). The aggregate number of shares subject to outstanding options held by each director as of December 31, 2007, is as follows: James J. Curran-177,513, Sebastian Edwards- 0, Andrew Lundquist-0, Robert E. Mellor-33,545, John H. Robinson-49,325, J. Kenneth Thompson-66,349, Alex Vitale-0, and Timothy R. Winterer-68,968.

(d)	The Company does not have Non-Equity Incentive Plans for Directors.

(e)	The Company does not maintain a Defined Benefit Plan for Directors.

(f)	The Company has no other Compensation Plan for Directors other than those addressed in columns (b) and (c).

(g)	Effective May 8, 2007, Mr. Andrus retired from the Board of Directors.

(h)	Effective May 8, 2007, Mr. Edwards was elected to the Board of Directors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the above Compensation Discussion & Analysis with management and, based on such review and discussion, has recommended to the board of directors that the Compensation Discussion & Analysis be included in the company’s proxy statement.

J. KENNETH THOMPSON, Chairman
ROBERT E. MELLOR
SEBASTIAN EDWARDS
JOHN H. ROBINSON

CERTAIN RELATED PERSON TRANSACTIONS

Coeur’s policies and procedures for the review, approval or ratification of related person transactions are set forth in the Policies and Procedures Regarding Related Person Transactions attached to our Charter of the Nominating and Corporate Governance Committee, a copy of which is available on our website (www.coeur.com). As more fully explained therein, a related person transaction is a consummated or currently proposed transaction in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which a related person (i.e., any director or executive officer or nominee for director, or any member of the immediate family of such person) has or will have a direct or indirect material interest.

During 2006, Deutsche Bank Securities Inc., an investment banking firm of which Alex Vitale, a member of the Company’s Board of Directors, is a Managing Director, was paid a total of approximately $3,091,200 by the Company for investment banking services in connection with its engagement as underwriters for an equity offering. During 2007, the Company paid no fees to Deutsche Bank Securities Inc.

During 2007, the Company paid the firm BlueWater Strategies LLC, a business and government relations consulting and project managing firm of which Andrew Lundquist, a member of the Company’s Board of Directors, is Managing Partner, a total of approximately $120,000 in connection with government relations consulting services primarily relating to our Kensington gold production project in Alaska.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Audit Committee, which consists entirely of outside directors, is recommending approval of its appointment of KPMG LLP as independent accountants for the Company to audit its consolidated financial statements for the year ending December 31, 2008 and to perform audit-related services, including review of the Company’s quarterly interim financial information and periodic reports and registration statements filed with the SEC and consultation in connection with various accounting and financial reporting matters. A resolution will be presented at the Annual Meeting to ratify the appointment by the Company’s Board of Directors of KPMG LLP to serve as the Company’s independent public accountants for the fiscal year ending December 31, 2008. If the shareholders do not approve the appointment of KPMG LLP, the Audit Committee will reconsider the appointment.

MANAGEMENT RECOMMENDS THAT YOU VOTE IN FAVOR OF THE RATIFICATION OF THE
APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT ACCOUNTANTS.

Audit and Non-Audit Fees

The following sets forth information relating to fees billed or incurred by the Company for professional services rendered to the Company for the each of the past two years:

•	Audit Fees. The total fees billed by KPMG LLP for professional services for the audit of the Company’s consolidated financial statements for the year ended December 31, 2007, the audit of the Company’s internal control over financial reporting, statutory audit work for certain foreign subsidiaries, the audit and review of the Company’s historical consolidated financial statements presented under AIFRS for Australian purposes, as well as the reviews of the Company’s consolidated financial statements included in its Quarterly Reports on Form 10-Q during 2007 were approximately $2.3 million. The total fees billed by KPMG LLP for professional services for the audit of the Company’s consolidated financial statements for the year ended December 31, 2006, the audit of internal control over financial reporting and the reviews of the Company’s consolidated financial statements included in its Quarterly Reports on Form 10-Q during 2006 were approximately $1.5 million.

•	Audit Related Fees. In 2007, there were $95,000 in fees billed by KPMG LLP for services related to financial due diligence performed in connection with the acquisition of Bolnisi Gold NL and Palmarejo Silver and Gold Corporation. There were no fees billed in 2006 by KPMG LLP for audit related fees other than those reported in the “Audit Fees” subsection.

•	Tax Fees. In 2007, there were no fees billed for professional services rendered by KPMG LLP for tax technical advice. The aggregate fees billed for professional services rendered by KPMG LLP for tax technical advice in 2006 were approximately $50,000.

•	All Other Fees. During 2007, there were no fees billed for other services. There were no fees billed by KPMG LLP for all other non-audit services during 2006.

Audit Committee Policies and Procedures for Pre-Approval of Independent Auditor Services

The Audit Committee has policies and procedures requiring pre-approval by the Committee of the engagement of the Company’s independent auditor to perform audit as well as permissible non-audit services for the Company.

The nature of the policies and procedures depend upon the nature of the services involved, as follows:

•	Audit Services. The annual audit services engagement terms and fees are subject to the specific approval of the Audit Committee. Audit services include the annual financial statement audit, required quarterly reviews, subsidiary audits and other procedures required to be performed by the auditor to form an opinion on the Company’s financial statements, such other procedures including information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the auditor quarterly review. The Audit Committee Chairman may grant approval for other audit services that only the auditor responsibly can provide to the extent the fee for the services does not exceed $50,000. Other such audit services may include statutory audits or financial audits for subsidiaries and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or used in connection with securities offerings.

•	Audit-Related Services. Audit related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the auditor. The Audit Committee Chairman may grant general pre-approval for audit-related services to the extent the fee for the service is not expected to exceed $50,000. Audit-related services include, among others, due diligence services relating to potential business acquisitions/dispositions; accounting consultations relating to accounting, financial reporting or disclosure matters not classified as audit services; assistance with understanding and implementing new accounting and financial reporting guidance from rule making authorities; financial audits of employee benefit plans; agreed-upon or expanded audit procedures relating to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

•	Tax Services. The Audit Committee Chairman has the authority to pre-approve tax services, to the extent the fee for the service is not expected to exceed $50,000, that have historically been provided by the auditor, that the Committee has reviewed and believes would not impair independence of the auditor, and that are consistent with the SEC’s rules on auditor independence. The Committee will not approve the retention of the auditor in connection with a transaction the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

•	All Other Services. The Committee may grant approval of those permissible non-audit services that it believes are routine and recurring services, would not impair the independence of the auditor and are consistent with the SEC’s rules on auditor independence. Such other services must be specifically pre-approved by the Audit Committee.

With respect to the approval by the Audit Committee Chairman of audit, audit-related and tax services that do not exceed $50,000, the Chairman is required to report the matter to the full Audit Committee at its next meeting and the auditor will report on the scope and fee of such service in its annual report to the Committee. The Chief Financial Officer of the Company is responsible for tracking all independent auditor fees against the budget for such services and reports at least annually to the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors, which currently consists of James J. Curran (Chairman), John H. Robinson, J. Kenneth Thompson and Timothy R. Winterer, is governed by its charter, a copy of which is available on our website at www.coeur.com. All the members of the Audit Committee are “independent” as defined in the rules of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange. The Board of Directors has determined that James J. Curran, Chairman of the Audit Committee, is an “audit committee financial expert” within the meaning of rules adopted by the Securities and Exchange Commission.

The Audit Committee reviewed and discussed our audited financial statements for the year ended December 31, 2007, with management and our independent auditing firm, KPMG LLP. In that connection, the Audit Committee discussed with KPMG LLP the matters required to be discussed by Statement of Accounting Standards No. 61. SAS 61 requires an auditor to communicate certain matters relating to the conduct of an audit to the Audit Committee including:

•	methods used to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates;

•	any disagreements with management regarding the application of accounting principles, the basis for management’s accounting estimates, the disclosures in the financial statements and the wording of the auditor’s report;

•	the auditor’s judgments about the quality, and not just the acceptability, of our accounting principles as applied in its financial reporting; and

•	the consistency of application of the accounting principles and underlying estimates and the clarity, consistency and completeness of the accounting information contained in the financial statements, including items that have a significant impact on the representational faithfulness, verifiability and neutrality of the accounting information.

KPMG LLP reported to the Audit Committee that:

•	there were no disagreements with management;

•	it was not aware of any consultations about significant matters that management discussed with other auditors;

•	no major issues were discussed with management prior to its retention;

•	it received full cooperation and complete access to our books and records;

•	there was no fraud or likely illegal acts;

•	there were no material weaknesses in the Company’s internal control over financial reporting; and

•	there were no known material misstatements in our interim reports. In addition, the Audit Committee received from KPMG LLP the written disclosures and the letter required by Independence Standards Board Statement No. 1 and discussed KPMG LLP’s independence with KPMG LLP. Pursuant to ISB 1, KPMG LLP:

•	disclosed to the Audit Committee all relationships between KPMG LLP and its related entities that in KPMG LLP’s professional judgment may reasonably be thought to bear on independence, and

•	confirmed in the letter that, in its professional judgment, it is independent of the Company.

Based on the above-referenced review and discussions, the Audit Committee recommended to the Board of Directors that the financial statements be included in the Company’s Annual Report on Form 10-K for the year ending December 31, 2007, for filing with the Securities and Exchange Commission. Reference is made to the Audit Committee’s charter for additional information as to the responsibilities and activities of the Audit Committee.

Audit Committee of the Board of Directors
JAMES J. CURRAN, Chairman
JOHN H. ROBINSON
J. KENNETH THOMPSON
TIMOTHY R. WINTERER

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Coeur’s officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. Initial Statements of Beneficial Ownership of Securities on Form 3 are required to be filed within ten days after the date on which the person became a reporting person. Statements of Changes of Beneficial Ownership of Securities on Form 4 are required to be filed within two business days of a change in beneficial ownership of securities. Based on a review of Forms 3 and 4 filed during 2007, no beneficial owners failed to timely report any transaction.

YEAR 2009 SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2009 Annual Meeting must be received by the Company’s Secretary, 505 Front Avenue, Post Office Box I, Coeur d’Alene, Idaho 83816 no later than December 1, 2008 (i.e., approximately 120 days prior to April 1, 2009, which is the presently expected approximate date of mailing of the proxy statement relating to next year’s annual meeting), in order for them to be considered for inclusion in the 2009 Proxy Statement. A shareholder desiring to submit a proposal to be voted on at next year’s Annual Meeting, but not desiring to have such proposal included in next year’s proxy statement relating to that meeting, should submit such proposal to the Company by February 14, 2009, (i.e., at least 45 days prior to April 1, 2009, which is the presently expected approximate date of the mailing of the proxy statement relating to next year’s annual meeting). Failure to comply with that advance notice requirement will permit management to use its discretionary voting authority if and when the proposal is raised at the Annual Meeting without having had a discussion of the proposal in the proxy statement.

OTHER MATTERS

Management is not aware of any other matters to be considered at the Annual Meeting. If any other matters properly come before the meeting, the persons named in the enclosed proxy will vote the Proxy in accordance with their discretion.

This proxy statement is accompanied by the Company’s 2007 Annual Report to Shareholders, which includes financial statements for the year ended December 31, 2007. The Annual Report is not to be regarded as part of the proxy solicitation materials.

By order of the Board of Directors,
COEUR D’ALENE MINES CORPORATION
DENNIS E. WHEELER
Chairman of the Board

Coeur d’Alene, Idaho
April 1, 2008

The Shares will be voted as directed, and with respect to other matters of business properly before the meeting as the Proxies shall decide. If no direction is provided, this Proxy will be voted FOR Proposals 1 and 2. The Board of Directors recommends voting FOR the following proposals:
Please Mark Here for Address Change or Comments
1. ELECTION OF DIRECTORS FORAGAINSTABSTAIN Nominees:2. Ratification of Appointment of KPMG LLP as FOR all nominees listedWITHHOLD AUTHORITY 01 James. J. Curranbelow (except as markedTo vote for all nomineesindependent accountants. 02 Sebastian Edwardsto the contrary below)listed below 03 Andrew Lundquist 3. In their discretion, the Proxies are Authorized to vote upon such other business 04 Robert E. Mellor as may come before the meeting. 05 John H. Robinson 06 J. Kenneth ThompsonwYESNO 07 Alex Vitale I plan to attend the meeting 08 Timothy R. Winterer and 09 Dennis E. Wheeler (INSTRUCTION;To withhold authority to vote for any individual nominee, strike a line through the nominee’s name on the list above.)
Signature Signature Dated: , 2008 Sign exactly as your name appears hereon. When signing in a representative or fiduciary capacity, indicate the title. If shares are held jointly, each holder should sign.
FOLD AND DETACH HERE WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNETTELEPHONE http://www.proxyvoting.com/cde1-866-540-5760 Use the Internet to vote your proxy.ORUse any touch-tone telephone to Have your proxy card in handvote your proxy. Have your proxy when you access the web site.card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
Important Notice Regarding the Availability of Proxy Materials for Annual Meeting of Shareholders to be held on May 13, 2008.
•The Company’s Proxy Statement and Annual Report to Shareholders are available on the Internet at http://bnymellon.mobular.net/bnymellon/cde

COEUR D’ALENE MINES CORPORATION 505 FRONT AVENUE, P.O. BOX I COEUR D’ALENE, IDAHO 83816
COMMON STOCK PROXY
This proxy is solicited by the Board of Directors for the ANNUAL MEETING OF SHAREHOLDERS on Tuesday, May 13, 2008, 9:30 A.M., local time
The undersigned appoints Dennis E. Wheeler or, in his absence, Mitchell J. Krebs, proxy of the undersigned, with full power of substitution, to vote all shares of Coeur d’Alene Mines Corporation common stock the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, May 13, 2008, or at any adjournment thereof, with all powers the undersigned would have if personally present. The shares will be voted as directed, a nd with respect to other matters of business properly before the meeting as the Proxies shall decide. If no direction is provided, this Proxy will be voted FOR Proposals 1 and 2. Address Change/Comments (Mark the corresponding box on the reverse side) FOLD AND DETACH HERE You can now access your Coeur d’Alene Mines Corporation account online. Access your Coeur d’Alene Mines Corporation shareholder account online via Investor ServiceDirect® (ISD). The transfer agent for Coeur d’Alene Mines Corporation, now makes it easy and convenient to get current information on your shareholder account.
• View account status• Make address changes • View certificate history• Obtain a duplicate 1099 tax form • View book-entry information• Establish/change your PIN
Visit us on the web at http://www.bnymellon.com/shareowner For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time ****TRY IT OUT**** www.bnymellon.com/shareowner/isd Investor ServiceDirect® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-359-8554